                                                             [LOGO OF HONEYWELL]

News Release                                                          Exhibit 99



Media Contact:
Victoria Streitfeld
973-455-5281
victoria.streitfeld@honeywell.com



                      HONEYWELL ELECTS BRADLEY T. SHEARES,
                       PRESIDENT OF MERCK'S U.S. DIVISION,
                            TO ITS BOARD OF DIRECTORS

         MORRIS TOWNSHIP, NJ, September 27, 2004 -- Honeywell (NYSE: HON) announced today that Bradley T. Sheares, Ph.D., President, U.S. Human Health of Merck & Co., Inc. (NYSE: MRK), has been elected to its Board of Directors.

         Dr. Sheares, 47, president of U.S. Human Health since 2001, has U.S. sales and marketing responsibility for the company's medicines that treat chronic diseases and illnesses. Sheares is a member of Merck's Management Committee and reports to Merck Chairman, President and Chief Executive Officer Raymond V. Gilmartin. He joined Merck in 1987 as a research fellow at the Merck Institute for Therapeutic Research and moved to the U.S. sales and marketing organization in 1990. Since then, Sheares has held positions with increasing responsibility in business development, sales and marketing at Merck's U.S. Human Health Division.

         "Dr. Sheares is an outstanding sales, marketing and general management executive who understands the importance of value and growth to shareowners," said Dave Cote, chairman and chief executive of Honeywell. "With his scientific background and academic achievements, including his Ph.D. in biochemistry, and his experience in bringing innovations in scientific and medical technology to market, Dr. Sheares will provide insights to a company that has always differentiated our products and services with significant advances in technology. We look forward to the benefits of his experience as we continue to build our growth culture at Honeywell."



                                     -MORE-

2-sheares


         Sheares currently serves on the board of The Progressive Corporation, the nation's third largest insurance holding company. He also serves on the board of directors of Spelman College and the Pennsylvania Business Roundtable, and is on the Scientific Advisory Council for Montclair State University. Sheares is the vice-chair on the board of directors for the National Pharmaceutical Council, which focuses on broadly communicating the economic, clinical and societal value of pharmaceuticals.

          He received his B.A. in chemistry from Fisk University in 1978 and his Ph.D. in biochemistry from Purdue University in 1982. Sheares completed his postdoctoral education as a Lucille P. Markey Scholar and NIH Research Fellow at the Massachusetts Institute of Technology. He was recently included on Fortune magazine's "Most Powerful Black Executives" list.

         Raised in Chicago, Sheares is based at Merck's North Wales, Pa., facilities.


         Honeywell International is a $23 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com



                                      # # #